AMENDMENT No. 1

      This Amendment No. 1 is made effective as of July 24, 2003 by and between THE MCCONNELL FOUNDATION, a California nonprofit corporation, as Landlord, and NORTH VALLEY BANK, as Tenant.

      1. Recitals. This Amendment No. 1 is made with reference to the following facts and objectives:

            a) Landlord and Tenant entered into a written lease dated October 1, 2002, (the "Lease"), in which Landlord leased to Tenant and Tenant leased from Landlord, the Premises located in the City of Redding, County of Shasta, California, commonly known as 1828-1844 Park Marina Drive consisting of 8,660 square feet (the "Premises").

      2. Premises. The Premises shall now include 1852 Park Marina Drive consisting of approximately 1,750 square feet. Total Premises square footage to be approximately 10,410.

      3. Fixed Rent. Fixed rent will increase from $6,062.00 per month to $7,287.00 per month commencing on the day after the current tenant vacates 1852 Park Marina Drive. Sum of Fixed Rent is subject to increase at the rate of 3%, per year, each year on the 1st day of October, and continuing during the term.

      4. Termination of 1852 Park Marina Drive Existing Lease and Notice to Vacate. The Lease entitled "Lease", dated August 1, 1999, by and between The McConnell Foundation, as Landlord, and Michele Driggs and Toby Bodeen, as Tenant shall terminate as of the date Tenant vacates premises. Tenant has received a 60-Day Notice as of 7/28/03, a copy of which is attached as appendix A. In the event Tenant does not vacate as of 9/26/03, The McConnell Foundation shall use all reasonable efforts to deliver possession of said premises to North Valley Bank as soon as possible. 1852 Park Marina Drive to be delivered to North Valley Bank in as-is condition.

      5. Tenant Improvements. Upon taking possession of 1852 Park Marina Drive, any improvement, alterations or additions shall be at the sole cost of Tenant. All alterations, additions or changes to the Premises require the supervision of a competent architect or competent licensed structural engineer and made in accordance with plans and specifications with respect thereto, approved in writing by Landlord prior to the commencement of work. Tenant's contractor shall maintain all insurance reasonably required by Landlord. In no event shall there be any liens placed against the Property by the Tenant's contractor, workman, or material men, without Landlord's prior written consent. Tenant shall submit to Landlord copies of paid invoices, contractor lien releases and permits upon completion. Tenant shall abide by all terms of the Lease pertaining to Tenant Improvements and Alterations.

      6. Americans with Disabilities Act. In the event that as a result of Tenant's Improvements, Tenant's use, or intended use, of the Premises the Americans with Disabilities Act or any similar law requires modifications or construction or installation of improvements in or to the Premises and/or Common Areas, the Parties agree that such modifications, construction or improvements shall be made at Tenant's expense.

      7. Effectiveness of Lease. Except as set forth in Amendment No. 1, all provisions of the Lease shall remain unchanged and in full force and effect.

      8. Conflict of Terms. In the event of any conflict between the provisions of the Lease and this Amendment No. 1, the provisions of this Amendment No. 1 shall prevail.

LANDLORD:
THE MCCONNELL FOUNDATION, a California non-profit corporation

BY: /s/ John Mancasola                      Date: 7/24/03
   -------------------------------------         -------------------------------
John Mancasola, Executive Vice-President

TENANT:
NORTH VALLEY BANK

/s/ Jack Richter                            Date: 7-24-03
---------------------------------------          -------------------------------
Jack Richter, Chief Operations Officer


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